November 3, 2008

Tempur-Pedic International Inc.
1713 Jaggie Fox Way
Lexington, Kentucky 40511

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about November 3, 2008 (the “Registration Statement”), of an aggregate of 1,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Tempur-Pedic International Inc., a Delaware corporation (the “Company”), all of which are or will be issuable to directors, employees and consultants of the Company as restricted stock, stock that is not subject to restrictions, or pursuant to awards of stock appreciation rights or restricted stock units or upon the exercise of options granted pursuant to the Company’s Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”).

We have acted as counsel to the Company in connection with the foregoing registration of the Shares.  We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing such documents. We have further assumed that all options granted or to be granted pursuant to the 2003 Plan were or will be validly granted in accordance with the terms of the 2003 Plan, that all Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the 2003 Plan, and that all Shares sold or granted as restricted stock, stock that is not subject to restrictions, or pursuant to awards of stock appreciation rights or restricted stock units will be sold or granted in accordance with the terms of the 2003 Plan and for benefits to the Company authorized by the Board of Directors.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the 2003 Plan have hereby been duly authorized, and when issued and delivered in accordance with the terms of the 2003 Plan, will be validly issued, fully paid, and non-assessable.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

                                /s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP